Exhibit 99.1

Zoës Kitchen Announces Third Quarter 2016 Results

PLANO, TX - (BUSINESS WIRE) - November 14, 2016 - Zoe's Kitchen, Inc. ("Zoës Kitchen" or the "Company") (NYSE: ZOES) today reported financial results for the twelve and forty weeks ended October 3, 2016.

Highlights for the twelve weeks ended October 3, 2016, as compared to the twelve weeks ended October 5, 2015:

•	Total revenue increased 19.4% to $67.3 million.

•	Comparable restaurant sales increased 2.4%.

•	Opened 11 new Company-owned restaurants.

•	Restaurant contribution increased 5.9% to $12.9 million, or 19.1% of restaurant sales.

•	Adjusted EBITDA* increased 7.9% to $6.6 million.

•
Net loss was $0.3 million, or $0.02 per basic and diluted share, compared to net loss of $2.3 million, or $0.12 per basic and diluted share. Net loss for the twelve weeks ended October 3, 2016 included a $1.5 million provision for income taxes. Net loss for the twelve weeks ended October 5, 2015 included a $3.1 million provision for income taxes, $0.3 million of executive transition costs and $0.4 million of casualty loss related to a hurricane.

•	Adjusted net income* was $0.7 million, or $0.04 per diluted share, compared to adjusted net income of $0.9 million or $0.05 per diluted share.

Highlights for the forty weeks ended October 3, 2016, as compared to the forty weeks ended October 5, 2015:

•	Total revenue increased 23.1% to $214.0 million.

•	Comparable restaurant sales increased 4.9%.

•	Opened 36 new Company-owned restaurants and reopened a restaurant in South Carolina damaged by a hurricane last year.

•	Restaurant contribution increased 20.0% to $44.9 million, or 21.0% of restaurant sales.

•	Adjusted EBITDA* increased 18.9% to $22.1 million.

•
Net income was $2.3 million, or $0.12 per basic share and diluted share, compared to net loss of $1.4 million, or $0.07 per basic and diluted share. Net income for the forty weeks ended October 3, 2016 included a $2.6 million provision for income taxes. Net loss for the forty weeks ended October 5, 2015 included a $4.2 million provision for income taxes, $0.9 million of executive transition costs and $0.4 million of casualty loss related to a hurricane.

•	Adjusted net income* was $3.0 million, or $0.16 per diluted share, compared to adjusted net income of $2.5 million or $0.13 per diluted share.

(*) EBITDA, adjusted EBITDA, and adjusted net income are non-GAAP measures. For reconciliations of EBITDA, adjusted EBITDA and adjusted net income to GAAP net income and why the Company considers them useful, see the reconciliation of non-GAAP measures accompanying this release.

Kevin Miles, President and CEO of Zoës Kitchen, stated, “We are pleased to report third quarter results that included our 27th consecutive quarter of positive same store sales growth, while successfully lapping a two-year stacked same store sales comparison over 10%.  We opened 11 new Zoës Kitchen restaurants during the quarter, and now have more than 200 locations, doubling our store count in the last three years.”

Miles continued, “Our focus remains on building upon our leadership position as a Mediterranean inspired lifestyle brand driven by our people first culture. With that in mind, we are well positioned to double our store count again by the end of 2020. We are confident that this restaurant growth coupled with strong unit economics will result in significant EPS growth."

Third Quarter 2016 Financial Results
Total revenue, which includes restaurant sales from Company-owned restaurants and royalty fees, increased 19.4% to $67.3 million in the twelve weeks ended October 3, 2016, from $56.4 million in the twelve weeks ended October 5, 2015. Restaurant sales for the twelve weeks ended October 3, 2016 were $67.2 million, an increase of 19.4% from the twelve weeks ended October 5, 2015.

Comparable restaurant sales increased 2.4% during the twelve weeks ended October 3, 2016, consisting of a 0.5% decrease in transactions and product mix, combined with a 2.9% increase in price. The comparable restaurant base includes those restaurants open for 18 full periods or longer and included 143 restaurants as of October 3, 2016.

Restaurant contribution increased 5.9% to $12.9 million in the twelve weeks ended October 3, 2016 from $12.2 million in the twelve weeks ended October 5, 2015. As a percentage of restaurant sales, restaurant contribution margin decreased 240 basis points to 19.1% due to increases in labor costs and store operating costs. The increase in labor and store operating costs was driven by the dilutive effect on margins from our newest restaurants which, on average, initially operate at less than system-wide average sales volumes. In addition, the increase in labor was driven primarily by hourly wage rate inflation and higher employee benefits costs and the increase in store operating expenses was driven by increased costs related to foundational in-store technology.

Net loss for the twelve weeks ended October 3, 2016 was $0.3 million, or $0.02 per diluted share, compared to a net loss of $2.3 million, or $0.12 per diluted share, for the twelve weeks ended October 5, 2015. Net loss for the twelve weeks ended October 3, 2016 included a $1.5 million provision for income taxes. Net loss for the twelve weeks ended October 5, 2015 included a $3.1 million provision for income taxes, $0.3 million of executive transition costs and $0.4 million of casualty loss related to a hurricane. Adjusted net income was $0.7 million, or $0.04 per diluted share, for the twelve weeks ended October 3, 2016, compared to adjusted net income of $0.9 million or $0.05 per diluted share, for the twelve weeks ended October 5, 2015.

2016 Fiscal Year Financial Results
Total revenue, which includes restaurant sales from Company-owned restaurants and royalty fees, increased 23.1% to $214.0 million in the forty weeks ended October 3, 2016, from $173.9 million in the forty weeks ended October 5, 2015. Restaurant sales for the forty weeks ended October 3, 2016 were $213.8 million, an increase of 23.1% from $173.7 million in the forty weeks ended October 5, 2015.

Comparable restaurant sales increased 4.9% during the forty weeks ended October 3, 2016, consisting of a 2.2% increase in transactions and product mix combined with a 2.7% increase in price. The comparable restaurant base included 143 restaurants as of October 3, 2016.

Restaurant contribution increased 20.0% to $44.9 million in the forty weeks ended October 3, 2016, from $37.4 million in the forty weeks ended October 5, 2015. As a percentage of restaurant sales, restaurant contribution margin decreased 50 basis points to 21.0% due to increases in labor and store operating expenses. The increase in labor and store operating costs was driven by the dilutive effect on margins from our newest restaurants which, on average, initially operate at less than system-wide average sales volumes. In addition, the increase in labor was driven primarily by hourly wage rate inflation and higher employee benefits costs and the increase in store operating expenses was driven by increased costs related to foundational in-store technology.

Net income for the forty weeks ended October 3, 2016 was $2.3 million, or $0.12 per diluted share, compared to net loss of $1.4 million, or $0.07 per diluted share, for the forty weeks ended October 5, 2015. Net income for the forty weeks ended October 3, 2016 included a $2.6 million provision for income taxes. Net loss for the forty weeks ended October 5, 2015 included a $4.2 million provision for income taxes, $0.9 million of executive transition costs and $0.4 million of casualty loss related to a hurricane. Adjusted net income was $3.0 million, or $0.15 per diluted share, for the forty weeks ended October 3, 2016, compared to adjusted net income of $2.5 million, or $0.13 per diluted share, for the forty weeks ended October 5, 2015.

Development
The Company opened 11 new Company-owned restaurants during the twelve weeks ended October 3, 2016. As of October 3, 2016, there were 194 Company-owned restaurants and three franchised restaurants. The Company also reopened a restaurant in Columbia, South Carolina that was closed in the third quarter of last year after damage from Hurricane Joaquin. Subsequent to the end of the third quarter, the Company has opened four additional restaurants, bringing the total restaurant count to 201.

FY 2016 Outlook
For the fiscal year ending December 26, 2016, the Company is updating its outlook and currently expects the following:

•	Total revenue between $276.0 million and $277.0 million (previously $277.0 million and $280.0 million).

•	Comparable restaurant sales growth of 4.0% to 4.5% (previously 4.0% to 5.0%).

•	37 to 38 Company-owned restaurant openings (previously 35 to 36).

•	Restaurant contribution margin between 20.0% and 20.3% (previously 20.5% and 20.8%).

•	General and administrative expenses of approximately 11.0%, inclusive of $2.2 million of non-cash equity based compensation expense (previously 11.5% to 11.7%).

Earnings Conference Call
As previously announced, the Company will host a conference call to discuss its third quarter 2016 financial results today at 4:30 PM Eastern Time. Hosting the conference call will be Kevin Miles, President and Chief Executive Officer, and Sunil Doshi, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 877-407-3982 or for international callers by dialing 201-493-6780. A replay will be available afterwards and can be accessed by dialing 877-870-5176 or for international callers by dialing 858-384-5517; the passcode is 13646302. The replay will be available until Monday, November 21, 2016.

The conference call will also be webcast live from the Company’s corporate website at www.zoeskitchen.com under the investor relations section. An archive of the webcast will also be available through the corporate website shortly after the conference call has concluded.

Definitions
The following definitions apply to these terms as used throughout this release:

Comparable restaurant sales represent the change in period-over-period sales comparisons for the comparable Company-owned restaurant base. A restaurant becomes comparable in its 18th full fiscal period of operation. The Company presents comparable restaurant sales on a fiscal calendar basis.  As a result, our comparable restaurant sales calculation may not correspond exactly to the related calendar periods.

Restaurant contribution is defined as restaurant sales less restaurant operating costs, which are cost of sales, labor, and store operating expenses. Restaurant contribution margin is restaurant contribution as a percentage of restaurant sales.

EBITDA, a non-GAAP measure, is defined as net income before interest, income taxes and depreciation and amortization.

Adjusted EBITDA, a non-GAAP measure, is defined as EBITDA plus asset disposals, pre-opening costs and executive transition costs.

Adjusted net income, a non-GAAP measure, is defined as net income plus the provision for income taxes; less an estimated tax rate of 38%.

Our first fiscal quarter consists of sixteen weeks and each of our second, third and fourth fiscal quarters consists of twelve weeks, except for a fifty-three week year when the fourth quarter has thirteen weeks.

About Zoës Kitchen
Founded in 1995, Zoës Kitchen is a fast casual restaurant concept serving a distinct menu of fresh, wholesome, Mediterranean-inspired dishes delivered with Southern hospitality. With 201 locations in 20 states across the United States, Zoës Kitchen aims to deliver goodness to its guests by providing simple, tasty and fresh Mediterranean meals, inspired by family recipes, and made from scratch daily.

Forward-Looking Statements
This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "aim," "anticipate," "believe," "estimate," "expect," "forecast," "outlook," "potential," "project," "projection," "plan," "intend," "seek," "may," "could," "would," "will," "should," "can," "can have," "likely," the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. They appear in a number of places throughout this press release and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected.

While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in our SEC filings. These filings are available online at www.sec.gov, www.zoeskitchen.com or upon request from Zoës Kitchen.

We caution you that the important factors referenced in our SEC filings may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences we anticipate or affect us or our operations in the way we expect. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

Non-GAAP Financial Measures
To supplement its unaudited condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, the Company uses the following non-GAAP financial measures: EBITDA, adjusted EBITDA, and adjusted net income (loss) (collectively, the "non-GAAP financial measures"). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP measures used by the Company in this press release may be different from the methods used by other companies.

Zoe's Kitchen, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	Twelve Weeks Ended		Forty Weeks Ended
	October 3, 2016	October 5, 2015	October 3, 2016	October 5, 2015
Revenue:
Restaurant sales	$67,245	$56,333	$213,815	$173,706
Royalty fees	51	51	165	160
Total revenue	67,296	56,384	213,980	173,866
Operating expenses:
Restaurant operating costs (excluding depreciation and amortization):
Cost of sales	20,780	17,729	64,764	54,716
Labor	19,503	15,861	61,612	48,686
Store operating expenses	14,086	10,589	42,534	32,890
General and administrative expenses	6,313	6,394	23,028	19,897
Depreciation	3,489	2,761	10,773	8,540
Amortization	367	375	1,240	1,262
Pre-opening costs	614	689	1,906	2,174
Non-cash casualty loss	—	351	—	351
Loss from disposal of equipment	91	50	428	197
Total operating expenses	65,243	54,799	206,285	168,713
Income from operations	2,053	1,585	7,695	5,153
Other income and expenses:
Interest expense, net	916	767	2,899	2,449
Other income	(20)	(20)	(67)	(51)
Total other income and expenses	896	747	2,832	2,398
Income before provision for income taxes	1,157	838	4,863	2,755
Provision for income taxes	1,450	3,094	2,559	4,199
Net income (loss)	$(293)	$(2,256)	$2,304	$(1,444)

Earnings (loss) per share:
Basic	$(0.02)	$(0.12)	$0.12	$(0.07)
Diluted	$(0.02)	$(0.12)	$0.12	$(0.07)
Weighted average shares of common stock outstanding:
Basic	19,458,921	19,379,907	19,426,868	19,333,138
Diluted	19,458,921	19,379,907	19,597,894	19,333,138

Zoe's Kitchen, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Operations
Margin Analysis

The following table sets forth the percentage relationship to total revenue, except where otherwise indicated, for certain items included in the Company's condensed consolidated statements of operations for the period indicated. The percentages set forth below may not reconcile due to rounding of amounts stated:

	Twelve Weeks Ended		Forty Weeks Ended
	October 3, 2016	October 5, 2015	October 3, 2016	October 5, 2015
Revenue:
Restaurant sales	99.9%	99.9%	99.9%	99.9%
Royalty fees	0.1%	0.1%	0.1%	0.1%
Total revenue	100.0%	100.0%	100.0%	100.0%
Operating expenses:
Restaurant operating costs (excluding depreciation and amortization) (1):
Cost of sales	30.9%	31.5%	30.3%	31.5%
Labor	29.0%	28.2%	28.8%	28.0%
Store operating expenses	20.9%	18.8%	19.9%	18.9%
General and administrative expenses	9.4%	11.3%	10.8%	11.4%
Depreciation	5.2%	4.9%	5.0%	4.9%
Amortization	0.5%	0.7%	0.6%	0.7%
Pre-opening costs	0.9%	1.2%	0.9%	1.3%
Non-cash casualty loss	—	0.6%	—	0.2%
Loss from disposal of equipment	0.1%	0.1%	0.2%	0.1%
Total operating expenses	96.9%	97.2%	96.4%	97.0%
Income from operations	3.1%	2.8%	3.6%	3.0%
Other income and expenses:
Interest expense, net	1.4%	1.4%	1.4%	1.4%
Other income	(0.0)%	(0.0)%	(0.0)%	(0.0)%
Total other income and expenses	1.3%	1.3%	1.3%	1.4%
Income before provision for income taxes	1.7%	1.5%	2.3%	1.6%
Provision for income taxes	2.2%	5.5%	1.2%	2.4%
Net income (loss)	(0.4)%	(4.0)%	1.1%	(0.8)%

(1) As a percentage of restaurant sales.

Zoe's Kitchen, Inc. and Subsidiaries
Unaudited Condensed Consolidated Selected Balance Sheet Data and Selected Operating Data
(in thousands, except restaurant count data)

	As of
	October 3, 2016	December 28, 2015
Selected Balance Sheet Data:
Cash and cash equivalents	$9,502	$19,131
Total assets	217,609	197,994
Total debt (1)	27,856	28,653
Total liabilities	87,597	73,038
Total stockholders' equity	130,012	124,956

(1) Includes $27.7 million and $28.4 million of deemed landlord financing as of October 3, 2016 and December 28, 2015, respectively.

	Quarter Ended
	October 3, 2016	July 11, 2016	April 18, 2016	December 28, 2015	October 5, 2015
Selected Operating Data:
Company-owned restaurants at end of period	194	183	174	163	158
Franchise-owned restaurants at end of period	3	3	3	3	3
Company-owned:
Comparable restaurant sales	2.4%	4%	8.1%	7.7%	4.5%
Units in the comparable base	143	134	126	116	111

Zoe's Kitchen, Inc. and Subsidiaries
Unaudited Reconciliation of Net Income to Adjusted EBITDA (non-GAAP presentation)
(in thousands)

	Twelve Weeks Ended		Forty Weeks Ended
	October 3, 2016	October 5, 2015	October 3, 2016	October 5, 2015

Adjusted EBITDA:
Net income (loss), as reported	$(293)	$(2,256)	$2,304	$(1,444)
Depreciation and amortization	3,856	3,136	12,013	9,802
Interest expense, net	916	767	2,899	2,449
Provision for income taxes	1,450	3,094	2,559	4,199
EBITDA	5,929	4,741	19,775	15,006
Asset disposals(1)	91	50	428	197
Pre-opening costs(2)	614	689	1,906	2,174
Casualty loss(3)	—	351	—	351
Executive transition costs (4)	—	319	—	868
Adjusted EBITDA	$6,634	$6,150	$22,109	$18,596

(1) Represents costs related to loss on disposal of equipment.
(2) Represents expenses directly associated with the opening of new restaurants that are incurred prior to opening, including pre-opening rent.
(3) Represents write-off of long-lived assets associated with a restaurant in Columbia, South Carolina damaged by a hurricane last year and reopened in the current year.
(4) Represents costs associated with our former CFO's departure pursuant to his employment and transition agreement and costs associated with our current CFO pursuant to executive recruiter costs and his employment agreement.

Zoe's Kitchen, Inc. and Subsidiaries
Unaudited Reconciliation of Net Income to Adjusted Net Income (non-GAAP presentation)
(in thousands, except share and per share data)

	Twelve Weeks Ended		Forty Weeks Ended
	October 3, 2016	October 5, 2015	October 3, 2016	October 5, 2015

Adjusted net income:
Net income (loss), as reported	$(293)	$(2,256)	$2,304	$(1,444)
Non-cash casualty loss(1)	—	351	—	351
Executive transition costs (2)	—	319	—	868
Provision for income taxes (3)	1,450	3,094	2,559	4,199
Pre-tax Adjusted net income	1,157	1,508	4,863	3,974
Estimated tax provision (3)	440	573	1,848	1,510
Adjusted net income	$717	$935	$3,015	$2,464

Adjusted net income per share:
Basic	$0.04	$0.05	$0.16	$0.13
Diluted	$0.04	$0.05	$0.15	$0.13
Weighted average shares of common stock outstanding:
Basic	19,458,921	19,379,907	19,426,868	19,333,138
Diluted	19,603,382	19,583,300	19,597,894	19,550,153

(1) Represents write-off of long-lived assets associated with a restaurant in Columbia, South Carolina damaged by a hurricane last year and reopened in the current year.
(2) Represents costs associated with our former CFO's departure pursuant to his employment and transition agreement and costs associated with our current CFO pursuant to executive recruiter costs and his employment agreement.

(3) For comparability, the provision for income taxes is added back to arrive at pre-tax adjusted net income; then, an estimated 38% tax rate is applied to arrive at adjusted net income.